FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
February 17, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy’s Kromolice-2 Well Flows Gas

Salt Lake City, February 17, 2009 – FX Energy, Inc. (NASDAQ: FXEN) FX Energy today reported a successful drill stem test (DST) of the Company’s Kromolice-2 well. Located in west central Poland, this exploratory well flowed gas with no water in this first DST.

Jerzy Maciolek, Vice President International Exploration, remarked, “This DST is very encouraging, but it is just the first test of this well. We’ve only drilled into the top of the structure so far. We have more drilling, coring and testing to do before we will know whether this is a commercial gas deposit. So far, however, everything looks just like we expected.”

At the time of the DST the Kromolice-2 well had drilled a total of 8 meters of porous Rotliegend sandstone. The well will be drilled another 45 meters or so, with additional cores and logs to determine the full extent of the pay zone and other reservoir parameters. The nearest existing discovery is the Company’s Kromolice-1 well, 2 kilometers to the northeast in another gas field. The Polish Oil and Gas Company is the operator and owns 51%; FX Energy owns 49% of the working interest.

The Kromolice South Target

The Kromolice-2 well is being drilled on the Kromolice South prospect, a structural trap located in the Company’s “Fences” concession. Since 2004, the Company has drilled seven other structural traps in the Fences concession. Five of the seven wells have achieved commercial rates of production. In the aggregate they discovered over 100 Bcf of gas in four separate gas fields. Kromolice-2, if successful, would make the Kromolice South structure a fifth gas field. Kromolice-2 is the third well to be drilled on the Company’s new 3-D seismic acquired in 2007.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all. Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.